Exhibit 99.1

P.F. CHANG’S FIRST QUARTER REVENUES GROW 29%

SCOTTSDALE, ARIZONA (March 31, 2004) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 29% to $169.8 million for the first quarter ended March 28, 2004 from $131.6 million in the first quarter of 2003. Sales at the company’s P.F. Chang’s China Bistro units accounted for $150.1 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $19.7 million of consolidated revenues.

Comparable store sales at the Bistro increased 4.0% for the first quarter of 2004 as compared to the first quarter of 2003. The increase was primarily the result of customer traffic growth with approximately 0.5% resulting from a price increase implemented in February 2003. Comparable store sales increased 4.4% for the five-week period ending February 1st, 4.1% for the four-week period ending February 29th and 3.5% for the four-week period ending March 28th.

During the first quarter of 2004, the company opened six new Bistro units (Sugar Land, TX; San Jose, CA; Henderson, NV; Maple Grove, MN; West Chester, OH and Seattle, WA) and five new Pei Wei units (Torrance, CA; Dallas, TX; Albuquerque, NM; Tucson, AZ and Salt Lake City, UT).

As previously reported, the company will incur a one-time non-cash charge of $11.5 million (pre-tax) in the first quarter of 2004 relating to the modification of its partnership agreements. Also, the company estimates that it will incur an additional $400,000 of accounting and legal fees in the first quarter relating to the recent resolution of the accounting for its partnership program with the SEC. Additionally, the company settled all of its outstanding California litigation as of March 25, 2004 and thus will incur an additional $750,000 in the first quarter for the related settlement and legal costs of that litigation.

The company intends to release its first quarter earnings on April 21, 2004 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Kristina Cashman	kristinac@pfchangs.com

P.F. Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	Total

Units	13	10	13	16	13	14	18	6	103

Sales (000)

1Q04	21,930	15,815	19,467	24,629	19,831	18,613	25,687	4,151	150,123

Average Weekly Sales (AWS)

1Q04	129,761	121,654	115,188	118,409	117,347	102,268	109,773	101,238	115,302

Year-Over-Year Change in AWS

1Q04	2.5%	0.4%	3.6%	6.0%	5.4%	3.5%	-23.8%	—	1.2%

Year-Over-Year Change Comp Store Sales (2)

Units	13	10	13	16	13	11	—	—	76

1Q04	2.5%	0.4%	3.6%	6.0%	5.4%	6.8%	—	—	4.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	2004	Total

Units	1	4	11	17	5	38

Sales (000)

1Q04	888	2,356	6,040	9,130	1,256	19,670

Average Weekly Sales (AWS)

1Q04	68,328	45,318	42,236	41,311	41,862	42,855

Year-Over-Year Change in AWS

1Q04	2.3%	-1.4%	4.8%	21.2%	—	-4.1%

Year-Over-Year Change Comp Store Sales (2)

Units	1	4	11	—	—	16

1Q04	2.3%	-1.4%	4.2%	—	—	2.3%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes comparable in the eighteenth month of operation.